UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 10, 2005

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

202 South Wheeler Street

Plant City, FL 33563

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	8.01. OTHER EVENTS

Superior Separation Technologies, Inc., a 100% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by Xethanol Corporation (OTC BB:ZPYE), in a tax-free stock-for-stock exchange at an investment cost of $110,000. Xethanol Corporation issued 250,000 unregistered shares of common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Superior Separation Technologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction.

Superior Separation Technologies, Inc. holds the exclusive license to a patented technology developed at the U.S. Department of Energy’s National Renewable Energy Laboratory designed to effectively separate lignocellulosic material into lignin, cellulose and dissolved sugars.

The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on January 10, 2005 in accordance with applicable law.

Open Cell Biotechnologies, Inc., a 100% owned subsidiary of UTEK Corporation (AMEX: UTK), was acquired by Health Sciences Group, Inc. (OTC BB:HESG), in a tax-free stock-for-stock exchange at an investment cost of $265,000. Health Sciences Group, Inc. issued 822,845 unregistered shares of common stock to UTEK Corporation in exchange for 100% of the issued and outstanding shares of Open Cell Biotechnologies, Inc. The shares acquired in the exchange are restricted and may only be resold pursuant to the requirements of the Securities Act of 1933. The value of the consideration will be determined based on a valuation in accordance with UTEK’s valuation policy as of the closing date of the transaction.

Open Cell Biotechnologies, Inc. holds the exclusive license from Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem, to a patented process for the production of open-cell sponge food, invented by Professor Amos Nussinovitch of the faculty of Agricultural Food and Environmental Quality Sciences.

The amount of consideration was determined by arms-length negotiations between the parties. The exchange was consummated on February 22, 2005 in accordance with applicable law.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable

(c)	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2005	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer